2OV Putnam Captial Opportunities Fund
4/30/03 Annual


Exhibit 77 I

Creation of additional class of shares

	Class R shares (retail)effective January 21, 2003
	Supplement filed on January 17, 2003.

2OV Putnam Mid Cap Value Fund
4/30/03 Annual

Exhibit 77 I

Effective April 1, 2003, the fund began offering class R shares to qualified employee-benefit plans.

A supplement to this effect was prepared for the funds retail prospectus dated January 30, 2003.